Exhibit 10.1
TAX DISAFFILIATION AGREEMENT
     THIS TAX DISAFFILIATION AGREEMENT (this “Agreement”), dated as of July 2, 2008 is by and among Fidelity National Information Services, Inc. (“FIS”), a Georgia corporation and Lender Processing Services, Inc., a Delaware corporation and wholly owned subsidiary of FIS (“LPS”).
     WHEREAS, FIS is the common parent of the affiliated group of corporations within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, as set forth in the Contribution and Distribution Agreement dated as of June 13, 2008 by and between LPS and FIS (the “Distribution Agreement”), FIS will transfer to LPS certain assets and liabilities in exchange for shares of LPS and LPS Securities (the “Contribution”);
     WHEREAS, FIS will distribute all of the shares of LPS common stock it holds on the date of the execution and delivery of the Distribution Agreement (the “Distribution Date”) in a transaction (the “Distribution”) that FIS and LPS intend to qualify as a tax-free reorganization and distribution pursuant to sections 368(a)(1)(D) and 355 of the Code;
     WHEREAS, FIS will exchange LPS Securities for outstanding term loan indebtedness of FIS held by certain financial institutions in an exchange FIS intends to be tax-free to it pursuant to section 361(c) of the Code (the “Debt Exchange”); and
     WHEREAS, in connection with the Distribution the parties hereto desire to enter into this Agreement, setting forth their agreement with respect to certain Tax matters from and after the Distribution Date.
     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS.
1.1	In General. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
     “Acquisition” means any acquisition of FIS stock or LPS stock, as applicable (including without limitation a stock redemption) or issuance of FIS stock or LPS stock, as applicable, excluding (a) the issuance of stock by LPS in connection with the Contribution; (b) the distribution of LPS stock in the Distribution; and (c) any acquisition of stock that qualifies under sections 1.355-7(d)(7), (8), or (9) of the Treasury Regulations or any successor thereto.

     “Adverse Consequences” means damages, penalties, fines, costs, expenses (including professional fees and expenses), amounts paid in settlement, liabilities, obligations, liens, and losses, including any such amounts arising out of or related to claims asserted against LPS or FIS by any shareholder participating in the Distribution; provided that Adverse Consequences shall not include any indirect, special, consequential, or punitive damages.
     “After-Tax Basis” means that, for purposes of determining the amount of the Indemnified Liability, the amount of any Tax, Tax Loss, or Adverse Consequences shall be determined net of any Tax Benefit derived by the Indemnitee as the result of sustaining such Tax, Tax Loss, and Adverse Consequences and increased by the amount of any Tax Detriment incurred by the Indemnitee as the result of its receipt, or right to receive, such indemnification payment, so that the Indemnitee is put in the same net after-Tax economic position as if it had not incurred such Tax, Tax Loss, or Adverse Consequences.
     “Affiliated Company” means any and every corporation that has a common parent that holds directly or indirectly 80% or more of the voting power and value of such corporation within the meaning of section 1504(a) of the Code.
     “Agreement” has the meaning set forth in the Preamble hereto.
     “Arbitrator” has the meaning set forth in Section 8.5(c) of this Agreement.
     “Audit” includes any audit, assessment of Taxes or other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.
     “Business Day” means any day, other than a Saturday or Sunday, or a day on which banking institutions are authorized or required by law or regulation to close in Jacksonville, Florida, or New York, New York.
     “Code” has the meaning set forth in the Recitals to this Agreement.
     “Combined Group” means a group of two or more members that file a Combined Return.
     “Combined Return” means any Tax Return with respect to Combined State/Local Tax filed on a consolidated, combined, unitary or other similar basis.
     “Combined State/Local Tax” means the state or local Tax liability determined on a consolidated, combined or unitary basis.
     “Consolidated Federal Tax” means the Federal Income Tax liability of a Consolidated Group determined on a consolidated basis.

     “Consolidated Group” means a group of one or more Affiliated Companies that files a Consolidated Return.
     “Consolidated Item” has the meaning set forth in Paragraph 1(b)(i) of Schedule I.
     “Consolidated Return” means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis pursuant to section 1501 of the Code.
     “Contest” means any Audit or claim for refund involving any Taxes with respect to a Pre-Distribution Period.
     “Contribution” has the meaning set forth in the Recitals to this Agreement.
     “Controlling Party” has the meaning set forth in Section 6.2(d) of this Agreement.
     “Credit” has the meaning set forth in Paragraph 3 of Schedule I.
     “Debt Exchange” has the meaning set forth in the Recitals to this Agreement.
     “Dispute” has the meaning set forth in Section 8.5(a) of this Agreement.
     “Dissolving Companies” means the companies listed in Schedule III to this Agreement.
     “Distribution” has the meaning set forth in the Recitals to this Agreement.
     “Distribution Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Distribution Date” has the meaning set forth in the Recitals to this Agreement.
     “Federal Income Tax” means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by sections 11, 55, and 1201(a) of the Code), and any interest, addition to Tax, or penalties applicable or related thereto, and any other income-based U.S. federal tax which is hereinafter imposed upon corporations.
     “Filing Group” means either (a) the FIS Group, if the Filing Party is a member of the FIS Group, or (b) the LPS Group, if the Filing Party is a member of the LPS Group.
     “Filing Party” means, (a) with respect to any Consolidated Return or Combined Return, the party that is required to file such a Tax Return under Section 2.2 of this Agreement, and (b) with respect to any Separate Return, the party that is required to file such Tax Return under applicable law.

     “Final Determination” means with respect to any issue (a) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction that has become final and unappealable, (b) a closing agreement under section 7121 of the Code or a comparable provision of any state, local, or foreign Tax law that is binding against the Service or any other Taxing Authority, (c) any other final settlement with the Service or other Tax Authority, or (d) the expiration of an applicable statute of limitations.
     “FIS” has the meaning set forth in the Preamble to this Agreement.
     “FIS Combined Returns” means any Combined Return with respect to which FIS or any member of the FIS Group is the common Parent of the Combined Group.
     “FIS Consolidated Return” means any Consolidated Return with respect to which FIS is the common parent of the Consolidated Group.
     “FIS Group” means FIS and any Affiliated Company of which FIS is the common parent corporation and any corporation which may be, or may become, a member of such group from time to time, other than any corporation that is a member of the LPS Group.
     “FIS Returns” means all FIS Consolidated Returns, all FIS Combined Returns, and any Separate Return required to be filed by any member of the FIS Group.
     “Hypothetical Tax” has the meaning set forth in Paragraph 1 of Schedule I.
     “Indemnified Liability” means any liability which is imposed upon or incurred by an Indemnitee against which such Indemnitee is indemnified and held harmless under this Agreement.
     “Indemnifying Party” means any person that is required to indemnify and hold harmless any Indemnitee under this Agreement.
     “Indemnitee” means person that incurs a liability that is subject to indemnification under this Agreement.
     “LPS” has the meaning set forth in the Preamble to this Agreement.
     “LPS Capital Transactions” has the meaning set forth in Section 5.2(c) of this Agreement.
     “LPS Capital Transactions Process” has the meaning set forth in Section 5.2(c) of this Agreement.
     “LPS Combined Returns” means any Combined Return with respect to which LPS or any member of the LPS Group is the common parent of the Combined Group.

     “LPS Group” means LPS and any Affiliated Company of which LPS is the common parent corporation and any corporation which may be, or may become, a member of such group from time to time.
     “LPS Return” means any Tax Return that is an LPS Combined Return or any Separate Return that is required to be filed by any member of the LPS Group.
     “LPS Securities” means the LPS securities received by FIS in the Contribution.
     “Merged Companies” means the companies listed in Schedule IV to this Agreement.
     “Non-Controlling Party” has the meaning set forth in Section 6.2(d)(i) of this Agreement.
     “Non-Filing Group” means either (a) the LPS Group, if the Filing Party is a member of the FIS Group, or (b) the FIS Group, if the Filing Party is a member of the LPS Group.
     “Non-Filing Party” means either (a) LPS, if the Filing Party is a member of the FIS Group, or (b) FIS, if the Filing Party is a member of the LPS Group.
     “NTI-NY” means National Title Insurance of New York, Inc., a New York insurance company.
     “Opinion Documents” means the Tax Opinion and representation letters referred to therein.
     “Other Tax Group” means either the FIS Group if the LPS Group is the Tax Group or the LPS Group if the FIS Group is the Tax Group.
     “Post-Distribution Period” means any Taxable Period beginning after the Distribution Date and, in the case of any Taxable Period that begins before and ends after the Distribution Date, that part of the Taxable Period that begins at the beginning of the day after the Distribution Date.
     “Pre-Distribution Period” means any Taxable Period that ends on or before the Distribution Date and, in the case of any Taxable Period that begins before and ends after the Distribution Date, that part of the Taxable Period through the close of the Distribution Date.
     “Preliminary Transactions” means the transactions described in Schedule II to this Agreement.

     “Private Letter Ruling” means the private letter ruling issued by the Service to FIS that addresses, inter alia, the tax consequences of the Contribution, Distribution, and Debt Exchange.
     “Referee” has the meaning set forth in Section 8.5(c) of this Agreement.
     “Ruling Documents” means the Private Letter Ruling, plus all of the materials submitted to the Service in connection with obtaining such ruling.
     “Section 355 Tax Treatment” has the meaning set forth in Section 5.1(a) of this Agreement.
     “Separate Return” means any Tax Return other than a Consolidated Return or a Combined Return.
     “Separate Tax” means any Tax incurred by an entity that is not a Federal Income Tax required to be shown on a Consolidated Return and is not a Combined State/Local Tax required to be shown on a Combined Return.
     “Service” means the Internal Revenue Service.
     “Steering Committee” has the meaning set forth in Section 8.5(a) of this Agreement.
     “Tax” means any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, estimated, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to Tax or additional amount imposed by a Tax Authority.
     “Tax Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the Service).
     “Tax Benefit” means a decrease in the Tax liability of a taxpayer (or of the consolidated, combined, or unitary group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer (or of the consolidated, combined, or unitary group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the consolidated, combined, or unitary group of which it is a member) in the current period and all prior periods, is less than it would have been if such Tax liability were determined on a consistent basis without regard to such Tax Item, taking into account the principles of Schedule I.

     “Tax Detriment” means an increase in the Tax liability of a taxpayer (or of the consolidated, combined, or unitary group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer (or of the consolidated, combined, or unitary group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the consolidated, combined, or unitary group of which it is a member) in the current period and all prior periods, is more than it would have been if such Tax liability were determined on a consistent basis without regard to such Tax Item, taking into account the principles of Schedule I.
     “Tax Group” means either the FIS Group or the LPS Group, as the context dictates.
     “Tax Group Parent” means either FIS, if the FIS Group is the Tax Group, or LPS, if the LPS Group is the Tax Group.
     “Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
     “Tax Losses” means all fees and costs (including reasonable outside professional fees and costs incurred in connection with a Contest) that directly result from, or relate to, Taxes.
     “Tax Opinion” means the tax opinion that Deloitte Tax LLP will deliver pursuant to Section 5.7 of the Distribution Agreement.
     “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) supplied to, or filed with, a Tax Authority in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax, including where permitted or required any Tax return filed on a consolidated, combined, unitary or other similar basis.
     “Tax Settlement” shall have the meaning set forth in Section 6.4(b) of this Agreement.
     “Tax Sharing Agreement” means any tax sharing agreements, arrangements, policies or guidelines, formal or informal, express or implied, which may exist between the members of an affiliated group.

     “Taxable Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or any other applicable Tax laws.
     “Transactions” means the Contribution, Distribution, Debt Exchange, and Preliminary Transactions.
     “Treasury Regulations” means the final and temporary Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of successor regulations).
SECTION 2. TAX RETURNS, TAX SHARING PAYMENTS AND
GENERAL TAX ADMINISTRATIVE MATTERS.
2.1	Agent for the LPS Group.
(a)	LPS (on behalf of itself and each member of the LPS Group) hereby authorizes and designates FIS and such other FIS Group member as may be appropriate as its agent for the purpose of taking any and all actions necessary or incidental to the filing of any FIS Return and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Tax Authority in respect of a FIS Return.

(b)	FIS (on behalf of itself and each member of the FIS Group) hereby authorizes and designates LPS and such other LPS Group member as may be appropriate as its agent for the purpose of taking any and all actions necessary or incidental to the filing of any LPS Return and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Tax Authority in respect of a LPS Return.
2.2	Filing of Returns.
(a)	FIS shall prepare (or cause to be prepared) in a manner consistent with past practice and shall timely file (or cause to be timely filed) all FIS Returns required to be filed prior to the Distribution Date and LPS Returns required to be filed prior to the Distribution Date.

(b)	FIS shall prepare (or cause to be prepared) in a manner consistent with past practice and shall timely file (or cause to be timely filed) all FIS Returns that are required to be filed after the Distribution Date.

(c)	LPS shall prepare (or cause to be prepared) in a manner consistent with past practice and shall timely file (or cause to be timely filed) all LPS Returns required to be filed after the Distribution Date.

(d)	At least 45 days before the due date (including extensions) of any Consolidated Return or any Filing Party Combined Return that includes any Non-Filing Group company and from time to time as reasonably requested thereafter, the Non-Filing Party shall provide to the Filing Party all information relating to the Non-Filing Group necessary to prepare the Tax Returns described in this Section 2.2. Such information will be prepared in a manner consistent with past practices at the expense of the Non-Filing Party. At least 2 weeks prior to filing, such Consolidated Return or Filing Party Combined Return shall be provided to the Non-Filing Party for review and approval, which approval shall not be unreasonably withheld. If the Non-Filing Party proposes an adjustment to any Non-Filing Party item on any Consolidated Return or Filing Party Combined Return, and the Filing Party declines to accept such proposal, then the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement; provided, however, that if such dispute is not settled prior to the filing date of such return, then the return may be filed without taking the Non-Filing Party’s proposal into account but the amount payable pursuant to this Agreement pending the determination under Section 8.5 will be determined as if such proposal was accepted; provided further, that if it is ultimately concluded that the Filing Party was reasonable in rejecting such proposal, the Non-Filing Party shall promptly pay with interest, as provided in Section 4.3, all amounts not yet paid that would have been required to be paid had the amounts required to be paid been calculated without taking such proposal into account.
(e)	Any disagreements with regard to any matters covered by this Section 2.2 shall be resolved in accordance with Section 8.5 of this Agreement.
2.3	Amended Returns.
(a)	The Filing Party shall not file (or cause to be filed), without the prior written consent of the Non-Filing Party (which consent shall not be unreasonably withheld), any amended Consolidated Return or amended Combined Return which includes any member of the Non-Filing Group if such return would result in a Tax Detriment to any member of the Non-Filing Group for any Taxable Period. The consent of the Non-Filing Party shall not be required if the Filing Party reimburses the Non-Filing Party for any such Tax Detriment. In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

(b)	The Filing Party, upon receipt of a written request by the Non-Filing Party, shall file an amended Consolidated Return or amended Combined Return which includes any member of the Non-Filing Group if such return would result in a Tax Benefit to any member of the Non-Filing Group for any Taxable Period; provided, however, that if such amended Consolidated Return or such amended Combined Return results in a Tax Detriment to any member of the Filing Group, it shall be filed only upon the written consent of the Filing Party (which consent shall not be unreasonably withheld) unless the Non-Filing Party agrees to reimburse the Filing Group for any such Tax Detriment. In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

2.4	Payment of Taxes.
(a)	LPS shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes, if any, for Tax Returns which it is required to file (or caused to be filed) pursuant to 2.2(c) of this Agreement.

(b)	FIS shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes, if any, for Tax Returns which it is required to file (or caused to be filed) pursuant to Section 2.2 (a) and (b) of this Agreement.

(c)	In no event shall LPS’s obligations to pay, or cause to be paid, Taxes in accordance with Section 2.4(a) of this Agreement relieve FIS from any of the obligations imposed on it under Sections 4 and 5 of this Agreement to indemnify or provide reimbursement for Taxes paid after the Distribution Date.

(d)	In no event shall FIS’s obligations to pay, or cause to be paid, Taxes in accordance with Section 2.4(b) of this Agreement relieve LPS from any of the obligations imposed on it under Sections 4 and 5 of this Agreement to indemnify or provide reimbursement for Taxes paid after the Distribution Date.
2.5	Treatment of Prior Tax Sharing Agreements.
(a)	Except as otherwise provided in this Agreement, any Tax Sharing Agreements that may exist between any LPS Group company, on the one hand, and the FIS Group or any FIS Group company, on the other hand, shall terminate, and any obligations under any such agreements or arrangements shall be cancelled, as of the Distribution Date, without any payment by any party thereto.

(b)	Notwithstanding any other provision in this Agreement, the Tax Sharing Agreement between FIS and NTI-NY shall remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the NTY-NY must be included in the FIS Consolidated Return. LPS will take all steps, as quickly as is reasonably possible, to ratify the Tax Sharing Agreement between LPS and NTI-NY, to make all required regulatory filings, and to obtain all necessary approvals.
2.6	Tax Return Treatment to Reflect Private Letter Ruling and Tax Opinion.

All Tax Returns filed pursuant to this Section 2 after the Distribution Date shall be prepared on a basis consistent with the rulings obtained from the Service in the Private Letter Ruling and the Tax Opinion (in the absence of a relevant change in law or circumstances).

SECTION 3. ALLOCATION OF CERTAIN TAX ITEMS.
3.1	Carryforwards and Carrybacks.
(a)	The Filing Party shall notify the Non-Filing Party of any consolidated or combined carryover item which may be partially or totally attributed to and carried over by any member of the Non-Filing Group and will notify the Non-Filing Party of subsequent adjustments which may affect such carryover item.

(b)	Notwithstanding any other provision of this Agreement, the Non-Filing Party shall not be required to make any election under section 172(b)(3) of the Code, or any similar provision of any state or local Tax law, to relinquish any right to carryback net operating losses. Upon a request by the Non-Filing Party, the Filing Party shall be required to include on an amended Consolidated Return or Combined Return that includes any member of the Non-Filing Group any net operating losses of any such member of the Non-Filing Group arising in a Post-Distribution Period to the extent allowed under the Tax Law; and the Non-Filing Party shall be entitled to any payment with respect to such carryforward or carryback; provided, however, that if the Filing Party incurs a Tax Detriment related to the inclusion of such net operating losses on the Consolidated Return or Combined Return, the Non-Filing Party shall indemnify the Filing Party for the amount of such Tax Detriment.
3.2	Refunds.

Any refund of Taxes resulting from an adjustment made to a Tax Return that includes one or more LPS Group companies on the one hand, and FIS Group companies on the other, shall be allocated in a manner such that a party responsible for indemnification of a Tax liability for a particular Taxable Period pursuant to either Section 4 or Section 5 of this Agreement will be entitled to any refunds with respect to such Tax for such Taxable Period, except as provided in Section 3.1.
SECTION 4. GENERAL TAX INDEMNIFICATION PROVISIONS
4.1	General Indemnification.
(a)	After the Distribution Date, FIS shall indemnify and hold harmless, on an After-Tax Basis, LPS and each other member of the LPS Group against any and all Taxes (i) with respect to any FIS Return, except to the extent that any member of the LPS Group or any income, profits or gains of any of the Dissolving Companies or any of the Merged Companies caused an increase in the Tax liability on the Tax Return; (ii) with respect to any LPS Return, to the extent that any member of the FIS Group caused an increase in the Tax liability on the Tax Return; and (iii) with respect to any FIS Group company for which any LPS Group company may be liable under section 1.1502-6 of the Treasury Regulations, or any successor provision thereto, or any provision of state or local law comparable thereto.

(b)	After the Distribution Date, LPS will indemnify and hold harmless on an After-Tax Basis FIS and each other member of the FIS Group against any and all Taxes (i) with respect to any LPS Return, except to the extent that any member of the FIS Group caused an increase in the Tax liability on the Tax Return; (ii) with respect to any FIS Return, to the extent that any member of the LPS Group or any income, profits and gains of any of the Dissolving Companies or any of the Merged Companies caused an increase in the Tax liability on the Tax Return; and (iii) with respect to any LPS Group company for which any FIS Group company may be liable under section 1.1502-6 of the Treasury Regulations, or any successor provision thereto, or any provision of state or local law comparable thereto.

(c)	If a party is entitled to indemnification for Taxes under this Section 4.1, such party shall also be entitled to indemnification for any Tax Losses incurred in connection with any such Taxes.

(d)	To the extent of any inconsistency in the indemnification for Taxes provided by this Section 4.1 and the indemnification for Taxes arising out of the Transactions provided by Section 5 of this Agreement, the provisions of Section 5 of this Agreement shall control. For the avoidance of doubt, if the FIS Group or the LPS Group incurs a Tax which is subject to indemnification under more than one section of this Agreement, the Indemnitee shall only be entitled to recover the amount of such Tax once so as to avoid duplicate recoveries of any such amounts.
4.2	Allocation and Attribution of Taxes.
(a)	In the case of Taxes arising in a Taxable Period that includes, but does not end on, the Distribution Date, the allocation of Taxes between the Pre-Distribution Period and the Post-Distribution Period shall be governed by Paragraph 5 of Schedule I.

(b)	The determination of whether a company caused an increase in the Tax liability of a Consolidated Return or Combined Return shall be governed by Schedule I.
4.3	Indemnity Payments.
(a)	Except as otherwise provided under this Agreement, to the extent that any party has an indemnification or payment obligation to another party pursuant to this Agreement, the Indemnitee shall provide the Indemnifying Party with its calculation of the amount of such obligation. Such calculation shall provide the Indemnifying Party sufficient detail to permit the Indemnifying Party to reasonably understand the calculations and the existence and correct amount of the Indemnified Liability. All indemnification payments shall be made to such Indemnitee within thirty (30) days after delivery by the Indemnitee to the

Indemnifying Party of written notice of a payment, or, if such Indemnified Liability is contested pursuant to Section 6.2 of this Agreement, within thirty (30) days of the incurrence of such an amount based on a Final Determination, together with a computation of the amounts due. Any disputes with respect to indemnification payments shall be resolved in accordance with Section 8.5 of this Agreement. In the event of such dispute, any payment of an Indemnified Liability shall be made within thirty (30) days of the date of the resolution of such dispute under Section 8.5 of this Agreement.

(b)	Any payment required under this Agreement in an amount in excess of one million dollars ($1,000,000) shall be made by electronic funds transfer of immediately available funds.

(c)	Notwithstanding any other provision of this Agreement, no payment of an Indemnified Liability shall be required under this Section 4 to the extent it is duplicative of any payment made pursuant to any other provision of this Agreement and any such payment shall be made as required by such other provision.
4.4	Interest.

Payments pursuant to this Agreement that are not made within the period prescribed shall bear interest for the period from and including the date immediately following the last date of the prescribed period through and including the date of payment at a per annum rate equal to the rate provided under section 6621(c) of the Code. Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.
SECTION 5. TRANSACTION TAX TREATMENT
AND INDEMNIFICATION PROVISIONS
5.1	Representations, Covenants, and Agreements.
(a)	The parties expressly agree for all purposes to treat the Distribution as a tax-free distribution under section 355 and related sections of the Code, including section 361(c) of the Code (“Section 355 Tax Treatment”).

(b)	Each of FIS and LPS expressly agrees (i) to comply (and to cause each of its Affiliated Companies to comply) with the representations set forth in the Ruling Documents and the Opinion Documents to the extent that the representations made therein are descriptive of such party, (ii) not to take (and to cause each of its Affiliated Companies not to take) any action within its control that would cause the Section 355 Tax Treatment not to apply (except where such action is required by law), and (iii) to take (and to cause each of its Affiliated Companies to take) any and all actions reasonably available to such party (or Affiliated Company), and to cooperate with the other parties, to support and defend the Section 355 Tax Treatment.

(c)	FIS (on behalf of itself and all other members of the FIS Group) hereby represents and warrants that it has reviewed the information and representations made in the Ruling Documents and the Opinion Documents, and to its knowledge, all of such information and representations are true, correct, and complete in all material respects to the extent descriptive of or otherwise relating to FIS or any member of the FIS Group.

(d)	LPS (on behalf of itself and all other members of the LPS Group) hereby represents and warrants that it has reviewed the information and representations made in the Ruling Documents and the Opinion Documents, and to its knowledge, all of such information and representations are true, correct, and complete in all material respects to the extent descriptive of or otherwise relating to LPS or any member of the LPS Group.
5.2	Special Restrictions.
(a)	LPS shall not take any action within its control, and shall cause all other members of the LPS Group to refrain from taking any action within their control, which would result in a direct or indirect Acquisition (taking into account the stock aggregation and attribution rules of section 355(e)) by one or more persons in the two-year period following the Distribution Date.

(b)	LPS (on behalf of itself and all other members of the LPS Group) hereby confirms and agrees that (i) neither LPS nor any other member of the LPS Group will, directly or indirectly, pre-pay, pay down, redeem, retire, or otherwise acquire, however effected, any of the LPS Securities prior to its stated maturity, other than through scheduled amortization payments and any mandatory prepayment amount made in accordance with the terms of the LPS Securities; and (ii) neither LPS nor any member of the LPS Group will take or permit to be taken any action at any time, including, without limitation, any modification to the terms of any of the LPS Securities, that could jeopardize, directly or indirectly, the qualification, in whole or in part, of any of the LPS Securities as “securities” within the meaning of section 361(c) of the Code.

(c)	The transactions described in Subsections (a) and (b) of Section 5.2 shall be referred to a “LPS Capital Transactions.” The restrictions on LPS Capital Transactions shall not apply if the LPS Capital Transaction Process is satisfied. As used herein, the “LPS Capital Transaction Process” shall be satisfied if all the following requirements are satisfied:
i.	LPS notifies FIS of the proposed LPS Capital Transaction;

ii.	LPS obtains either (a) an opinion of a nationally recognized law firm or accounting firm to the effect that such LPS Capital Transaction would not cause the Transactions to be taxable, in whole or in part, or (b) the written consent of FIS’s General Counsel or senior tax officer; and

iii.	LPS provides a copy of the opinion or consent described in Section 5.2(c)(ii) of this Agreement to FIS.
5.3	Indemnification for Transaction Taxes and Adverse Consequences
(a)	Notwithstanding whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, LPS shall indemnify and hold harmless FIS from and against, and will reimburse FIS for all Taxes and Adverse Consequences arising out of, based upon or relating or attributable to (i) any breach of or inaccuracy in any representation, covenant or obligation of any member of the LPS Group under Section 5.1 or 5.2 of this Agreement or (ii) the Transactions to the extent such Taxes or Adverse Consequences arise as a result of any action taken by LPS or any member of the LPS Group (other than the repayment of the LPS Securities prior to the stated maturity in accordance with the terms of the LPS Securities) following the Distribution and, in the case of Adverse Consequences, arise as a result of the imposition of Taxes on FIS, LPS or the FIS stockholders. For the avoidance of doubt, LPS shall not be relieved of its obligations under this Section 5.3(a) merely because it has satisfied the LPS Capital Transactions Process.

(b)	Notwithstanding whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, FIS shall indemnify and hold harmless LPS, on an After-Tax Basis, from and against, and will reimburse LPS for all Taxes and Adverse Consequences arising out of, based upon or relating or attributable to (i) any breach of or inaccuracy in any representation, covenant or obligation of any member of the FIS Group under Section 5.1 or 5.2 of this Agreement or (ii) the Transactions to the extent such Taxes or Adverse Consequences arise as a result of any action taken by FIS or any member of the FIS Group following the Distribution and, in the case of Adverse Consequences, arise as a result of the imposition of Taxes on FIS, LPS or the FIS stockholders.
5.4	Indemnification Payments.

The payments of any indemnification required under this Section 5 shall be made in accordance with the terms of Sections 4.3 and 4.4 of this Agreement.

SECTION 6. AUDITS AND CONTEST RIGHTS.
6.1	Notice.

If, after the Distribution Date, any member of a Tax Group receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which any member of the Other Tax Group is responsible under this Agreement, then the Tax Group Parent of the Tax Group receiving such notice shall provide or cause to be provided a copy of such notice to the Other Tax Group promptly thereafter, but, in any case, within ten (10) Business Days of receipt thereof. Each Tax Group Parent shall forward or cause to be forwarded to the Other Tax Group relevant portions of any reports or other communications which relate to such matters.
6.2	Contests.
(a)	Except as otherwise provided in this Agreement, the respective Filing Party shall have the right to control, contest, and represent the interest of any FIS Group company or any LPS Group company in any Contest relating to any Tax Return described in Section 2.2 or 2.3 of this Agreement (other than a Tax Return described in Section 6.2(b) or (c) of this Agreement) and, subject to Section 6.4(b) of this Agreement, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Contest. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

(b)	Except as otherwise provided herein, after the date of execution of this Agreement, in the case of a Contest that relates to a Tax Return for a Taxable Period beginning before the Distribution Date (or any item relating thereto or reported thereon) which would give rise to an Indemnification Liability under this Agreement, of an Indemnifying Party that is not the Filing Party with respect to such Tax Return, the Indemnifying Party shall have the right at its expense to participate in and control the conduct of such Contest. If the Indemnifying Party does not assume the defense of any such Contest for a Pre-Distribution Period, the Filing Party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Contest after giving ten (10) Business Days’ prior written notice to the Indemnifying Party setting forth the terms and conditions of settlement. In the event of a Contest covered by the first sentence of this paragraph that involves issues (i) relating to a potential adjustment for which the Indemnifying Party has liability and (ii) that are required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which any Indemnitee would be liable, the Indemnitee shall have the right at its expense to control the Contest but only with respect to the latter issues.

(c)	With respect to a Contest involving an issue for which both (i) any FIS Group company and (ii) any LPS Group company could be liable, both parties may participate in the Contest, and the Contest may be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Taxable Periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Section 6.2 by FIS or by LPS.

(d)	The party that is controlling any Contest pursuant to Sections 6.2(b) and (c) of this Agreement (the “Controlling Party”):
(i)	in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of the deficiency, claim or adjustment that is the subject of such Contest shall (A) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide the other party (the “Non-Controlling Party”) with a draft copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment, (B) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority, the Non-Controlling Party’s reasonable comments and changes on such draft copy of such correspondence or filing, and (C) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates such deficiency, claim or adjustment; and

(ii)	shall provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to the deficiency, claim or adjustment that is the subject of such Contest.
6.3	Judicial Appeals.

In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to a matter described in Sections 6.2(b) and (c) of this Agreement, then, subject to Section 6.4(b):
(a)	In the case of an appeal of an adverse determination, which involves no material issues other than matters for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement, the Non-Filing Party shall have the right to cause the Filing Party to appeal from such adverse determination.

(b)	In the case of an appeal of any other adverse determination which involves material issues other than those for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement and the Filing Party determines not to appeal such adverse determination, the Non-Filing Party shall have the right to cause the Filing Party to appeal from such adverse determination if the Non-Filing Party delivers to the Filing Party an opinion from an independent tax counsel or accountant selected by the Non-Filing Party and reasonably acceptable to the Filing Party that it is more likely than not that such appeal will succeed and the amount in controversy exceeds $100,000. The Filing Party shall give written notice to the Non-Filing Party of its determination of whether to appeal an adverse determination pursuant to this Section 6.3(b) not less than 20 days prior to any applicable filing deadline.

(c)	In the case of an adverse determination which involves matters for which the Filing Party would be the Indemnifying Party pursuant to this Agreement and, within such determination, material matters for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement were favorably disposed, the Non-Filing Party shall have the right to prevent the Filing Party from appealing from such adverse determination unless the Filing Party delivers to the Non-Filing Party an opinion from an independent tax counsel selected by the Filing Party and reasonably acceptable to the Non-Filing Party that it is more likely than not that such appeal will succeed.

(d)	If the Non-Filing Party causes the Filing Party to appeal any adverse determination pursuant to this Section 6.3, the Non-Filing Party shall pay the reasonable costs, including legal fees, of the Filing Party incurred in such appeal.
6.4	Limitations.
(a)	The Non-Filing Party shall have a right to contest any deficiency, claim or adjustment in accordance with Section 6.2 of this Agreement only if:
(i)	within thirty (30) Business Days of a reasonable request by the Filing Party, the Non-Filing Party delivers to the Filing Party a written opinion of a nationally recognized tax attorney or tax accountant that is a member of a recognized law firm or accounting firm, to the effect that the Non-Filing Party’s position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of section 1.6662-3(b)(3) of the Treasury Regulations); provided that this Section 6.4(a)(i) shall not apply to with respect to positions relating to the Tax consequences of the Distribution.

(ii)	the Non-Filing Party has agreed to be bound by a Final Determination of such deficiency, claim or adjustment;

(iii)	the Non-Filing Party has agreed to pay, and is currently paying, all reasonable costs and expenses incurred by the Filing Party to contest such deficiency, claim or assessment including reasonable outside attorneys’, accountants’ and investigatory fees and disbursements to the extent such costs relate to the issue being contested by the Non-Filing Party;

(iv)	the Non-Filing Party shall have advanced to the Filing Party, on an interest-free basis (and with no additional net after-tax cost to the Filing Party), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Non-Filing Party could be liable under this Agreement or (B) the amounts actually expended by the Filing Party for this item) to the extent necessary for the contest to proceed in the forum selected by the Controlling Party; and

(v)	the Non-Filing Party shall have provided to the Filing Party all documents and information, and shall have made available employees and officers of the Non-Filing Party, as have been reasonably requested by the Filing Party in contesting such deficiency, claim or adjustment.
(b)	The Filing Party shall not settle, compromise or otherwise resolve any Tax matter relating to Taxes with respect to a Pre-Distribution Period (a “Tax Settlement”) without the prior written consent of the Non-Filing Party (which consent shall not be unreasonably withheld) if such Tax Settlement is reasonably likely to materially increase the Tax paid by the Non-Filing Party with respect to any Tax not subject to indemnification under this Agreement; provided, however, that in the event that the Non-Filing Party does not consent and the Filing Party reasonably believes that the withholding of consent was unreasonable, or the Filing Party reasonably believes that no consent of the Non-Filing Party is required, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

(c)	Notwithstanding any other provision of this Section 6.4, the Filing Party may resolve, settle, or agree to any deficiency, claim or adjustment for any Taxable Period if the Filing Party waives its right to indemnity with respect to such Tax Item. In such event, the Filing Party shall promptly reimburse the Non-Filing Party for all amounts previously advanced by the Non-Filing Party to the Filing Party in connection with such deficiency, claim or adjustment under Section 6.4(a)(iv) of this Agreement. In addition, except with respect to settlements described in Section 6.4(b) above, the Filing Party shall reimburse the Non-Filing Party for any Tax Detriment that directly results from the settlement of such deficiency, claim or adjustment. No waiver by the Filing Party under this Section 6.4(c) with respect to any deficiency, claim or adjustment relating to any single Tax Item, position, issue or transaction or relating to any single Tax for any one Taxable Period shall operate as a waiver with respect to any other deficiency, claim or adjustment.

6.5	Failure to Notify.

The failure of the Filing Party promptly to notify the Non-Filing Party of any matter relating to a particular Tax for a Taxable Period or to take any action specified in Section 6.2 of this Agreement shall not relieve the Non-Filing Party of any liability and/or obligation which it may have to the Filing Party under this Agreement with respect to such Tax for such Taxable Period except to the extent that the Non-Filing Party’s rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Non-Filing Party of any other liability and/or obligation which it may have to the Filing Party.

6.6	Remedies.

Except as otherwise provided in this Agreement, the parties hereby agree that the sole and exclusive remedy for a breach by the Filing Party of the Filing Party’s obligations to the Non-Filing Party with respect to a deficiency, claim or adjustment relating to the redetermination of a Tax Item of the Non-Filing Party for a Taxable Period shall first be a reduction in the amount that would otherwise be payable by the Non-Filing Party for such Taxable Period and then an increase in amount that would otherwise be payable by the Filing Party for such Taxable Period, in either case because of the breach. The parties further agree that no claim against the Filing Party and no defense to the Non-Filing Party’s liabilities to the Filing Party under this Agreement shall arise from the resolution by the Filing Party of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of the Filing Party.
SECTION 7. COOPERATION.
7.1	Provision of Information and Documents.

FIS and LPS shall cooperate and provide each other with all documents and information, and provide access to employees and officers of any member of the FIS Group or the LPS Group, respectively, as reasonably requested by the other party, on a mutually convenient basis during normal business hours (and promptly reimburse the other party for any out-of-pocket costs incurred by a party in providing such cooperation) to aid the other party in preparing any Tax Return described in Section 2.2 or 2.3 of this Agreement or to contest any Audit of any such Tax Return or to obtain any opinion referred to in Section 5.2, including, without limitation, the making of representations (to the extent such representations are true) in connection with obtaining any such opinion. Such cooperation shall include, without limitation:
(a)	the retention and provision on reasonable request of any and all information including all books, records, documentation or other information, any necessary explanations of information, and access to personnel, until the expiration of the applicable statute of limitation for additional assessments of Tax for the Taxable Period for which such document or other information arises (giving effect to any extension, waiver, or mitigation thereof);

(b)	within the limits otherwise set forth herein, the execution by such party of any document that is relevant and may be necessary or helpful in connection with any Tax Return or in connection with any Contest;

(c)	the use of the parties’ reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing; and

(d)	informing the other party on a timely basis as to the status and progress of all matters related to a Contest under Section 6.2 of this Agreement. Each party shall provide the other party, within 10 days of the receipt thereof, with copies of all written communications received from any Tax Authority relating to any such Contest, appropriately redacted for any unrelated issues also discussed therein.
7.2	Special Rules Regarding Information Required for Tax Return Preparation.

The Non-Filing Party will provide employees or representatives of the Filing Party responsible for preparing its Tax Returns access to any relevant information, including any Ruling Documents, Opinion Documents, or Tax Opinion, not in the possession of the Filing Party, as it relates to the Filing Party or any member of the Filing Group, and will provide the Filing Party with a copy of such relevant information to the extent that the issues discussed therein are relevant to the Filing Party or any member of the Filing Group within a reasonable time thereafter, but, in any case, not later than five (5) Business Days after the receipt of a written request therefor.

7.3	Consultations With Regard to Tax Items.

FIS and LPS shall advise and consult with each other with respect to any Tax election or the Tax treatment of any item (including the treatment of any item that would be affected by a proposed Tax adjustment relating to a Consolidated Return or Combined Return which is the subject of an Audit or investigation, or is the subject of any proceeding or litigation) which could affect any Tax attribute of the other party or the Other Tax Group (including, but not limited to, basis in an asset or the amount of earnings and profits).

7.4	Limitations on Cooperation.

In the event that a Filing Party determines that the provision of any information to any member of the Other Tax Group could be commercially detrimental, violate any law or agreement, or waive any privilege that may be asserted under applicable law including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the parties shall take reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

SECTION 8. MISCELLANEOUS.
8.1	Effectiveness.

This Agreement shall become effective as of the Distribution Date.

8.2	Notices.

All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
TO LPS:
Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention:     Richard Cox, Senior Vice President and Corporate Tax Director
With a copy to the General Counsel at the above address
TO FIS:
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention:     Richard Cox, Senior Vice President and Corporate Tax Director
With a copy to the General Counsel at the above address
And to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.
8.3	Changes in Law.
(a)	Any reference to a provision of the Code or any other Tax law shall include a reference to any applicable successor provision or law.

(b)	If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the Distribution Date, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

8.4	Consent.

Whenever this Agreement specifies that consent is not to be unreasonably withheld, the determination shall take into account, among other things, the relative amount of potential Tax exposure or refund involved for FIS Group companies on the one hand and the LPS Group companies on the other hand, and if the consent relates to bringing proceedings in one venue rather than another, the impact on such decision on such interests of each group. Any controversy or refusal of consent shall be resolved pursuant to Section 8.5 of this Agreement.

8.5	Dispute Resolution.
(a)	Amicable Resolution. FIS and LPS mutually desire that friendly collaboration continue between them. Accordingly, they will try, and they will cause their respective group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any FIS Group member and any LPS Group member as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to Section 7.3(a) of the Distribution Agreement (the “Steering Committee”). The Steering Committee will have two members, one of whom will be appointed by FIS and the other of whom will be appointed by LPS, and each of whom shall be a senior executive of the party appointing the member. The Steering Committee will make a good faith effort to promptly resolve all Disputes referred to it. Steering Committee decisions will be unanimous and will be binding on FIS and LPS. If the Steering Committee does not agree to a resolution of a Dispute within 30 days after the reference of the matter to it, then the parties will be free to exercise the remedies available to them under applicable law, subject to Sections 8.5(b) and 8.5(c).

(b)	Mediation. If the Steering Committee is unable to resolve any Dispute as contemplated by Section 8.5(a), either FIS or LPS may demand mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within 14 days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. Each of FIS and LPS will bear its own costs of mediation but both parties will share the costs of the mediator equally.

(c)	Arbitration. In the event that the Dispute is not resolved in an amicable manner as set forth in Section 8.5(a) or through mediation pursuant to Section 8.5(b), the latter within 30 days of the submission of the Dispute to mediation, either party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 8.5(c). All Disputes submitted to arbitration pursuant to this Section 8.5(c) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless either party involved elects to utilize an independent referee (“Referee”) mutually acceptable to the parties, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. The arbitration shall be by a single qualified arbitrator (“Arbitrator”) experienced in the matters at issue, such Arbitrator to be mutually agreed upon by FIS and LPS. If the parties fail to agree on an Arbitrator within 30 days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the Arbitrator. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the Arbitrator (or any place agreed to by the parties and the Arbitrator). Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration as to matters submitted and may be enforced by any party to the Dispute in any court having jurisdiction over the subject matter or over any of the parties. The parties agree that the length of time to be provided in any arbitration action to conduct discovery shall be limited to 90 days, the length of time to conduct the arbitration hearing shall be limited to ten days (with each party having equal time) and that the Arbitrator shall be required to render his or her decision within 30 days of the completion of the arbitration hearing. All costs and expenses incurred by the Arbitrator shall be shared equally by the parties. Each party shall bear its own costs and expenses in connection with any such arbitration proceeding. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.
(d)	Non-Exclusive Remedy.
i.	Nothing in this Section 8.5 shall prevent either FIS or LPS from commencing formal litigation proceedings or seeking injunctive or similar relief if any delay resulting from efforts to mediate such Dispute could result in serious and irreparable injury to FIS, LPS or any member of either party’s group.

ii.	Nothing in this Section 8.5 shall prevent either FIS or LPS from immediately seeking injunctive or interim relief in the event of any actual or threatened breach of any confidentiality provisions of the Distribution Agreement. If an arbitral tribunal has not been appointed with respect to any Dispute at the time of such actual or threatened breach, then either party may seek such injunctive or interim relief from any court with jurisdiction over the matter. If an arbitral tribunal has been appointed with respect to any Dispute at the time of such actual or threatened breach, then the parties agree to submit to the jurisdiction of the state and federal courts of Duval County, Florida, pursuant to Section 7.2 of the Distribution Agreement, with respect to such matter.
(e)	Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement, FIS and LPS are the only members of their respective group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 8.5 or otherwise, and each party will cause its respective group members not to commence any dispute resolution procedure other than through such party as provided in this Section 8.5(e).
8.6	Authorization.

Each of the parties hereto hereby represents and warrants (a) that it has the power and authority to execute, deliver and perform this Agreement, (b) that this Agreement has been duly authorized by all necessary corporate action on the part of each such party, (c) that this Agreement constitutes a legal, valid and binding obligation of each such party and (d) that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

8.7	Successors.

The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.8	Assignment.

Except for assignments or transfers by operation of law, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

8.9	Entire Agreement.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.10	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida.

8.11	Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

8.12	Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.13	No Third Party Beneficiaries.

Except as otherwise provided herein, this Agreement is solely for the benefit of the FIS Group and the LPS Group. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without reference to this Agreement.

8.14	Waivers.

The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

8.15	Setoff.

All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

8.16	Amendments.

This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

8.17	Schedules.

Schedules I and II shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Lee A. Kennedy
Lee A. Kennedy
President and Chief Executive Officer

LENDER PROCESSING SERVICES, INC.

By:	/s/ Jeffrey S. Carbiener
Jeffrey S. Carbiener
President and Chief Executive Officer